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                                            Norwegian Shipbrokers' Association's
                                            Memorandum of Agreement for sale and
                                            purchase of ships. Adopted by The
                                            Baltic and International Maritime
                                            Council (BIMCO) in 1956.

                                                          Code-name
                                                        SALEFORM 1993
                                            Revised 1966, 1983 and 1986/87.

                                            ------------------------------------

MEMORANDUM OF AGREEMENT

Dated: January 12, 2007

I Duckling Corporation, Panama

hereinafter called the Sellers, have agreed to sell, and Star Bulk Carriers Corp., Majuro - Marshall Islands or nominee hereinafter called the Buyers, have agreed to buy-

Name: I. DUCKLING

Classification Society/Class: BUREAU VERITAS

Built: 2003              By: OSHIMA SHIPBUILDING CO. LTD, JAPAN

Flag: PANAMA             Place of Registration: PANAMA

Call Sign: 3EF15         Grt/Nrt: 29,357/17,595

IMO Number: 9284477

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.   Purchase Price USD 42,451,428.39

2.   DELETED

3.   Payment

The Purchase Price shall be paid as provided in the Supplemental Agreement referenced in Clause 25.

4.   Inspections

a)*  DELETED

b)* The Buyers shall have the right to inspect the Vessel and the Vessel's classification records at a suitable place at the Buyers' option. However these inspections are not a subject and once the subjects stipulated in clause 18 are lifted the sale becomes outright and definite, subject to the provisions of the Supplemental Agreement referenced in Clause 25.

     The Sellers shall provide for inspection of the Vessel at/in (to be advised by Sellers)

     The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel's deck, instruction books, maintenance records, and engine log books as available on board shall be made available for examination by the Buyers.

* 4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.   Notices, time and place of delivery

a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 20, 15, 7,5,2 days approximate and 1 definite notice of the estimated time of arrival at the intended place of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in (range/s to be advised)

     in the Sellers' option.

     Expected lime of delivery: as soon as practically possible following the Effective Date of the Merger (as defined in the Supplemental Agreement referenced in Clause 25) but not later than the last discharging port of the last laden voyage

     Date of cancelling as per Supplemental Agreement referenced in Clause 25

c)   DELETED

d)   DELETED

6.   See Clause 19

a)   DELETED

b)   DELETED

c)   DELETED

7.   Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel, shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):
To Be Advised

The Buyers shall take over the remaining bunkers (if same are property of the Sellers) and unused lubricating oils in storage tanks and sealed drums. See Clause 20

8.   Documentation

The place of closing: New York, USA

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a) Legal Bill of Sale in a form recordable in the Marshall Islands, warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)   Confirmation of Class issued within 3 working days prior to delivery.

d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, In the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered. See Clause 22.

f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement. See Clause 22

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificates) as well as all plans, instruction books, maintenance records etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

9.   Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than term employment/charters contemplated by the Supplemental Agreement referenced in Clause 25), encumbrances, mortgages and maritime liens or any other debts whatsoever The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery. The Vessel on delivery to be delivered free of cargo/cargo residues and free of any dunnage.

10.  Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.  Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national/international certificates and surveys, as well as all other certificates the Vessel had at the time of agreement, valid and unextended without condition/recommendation by Class or the relevant authorities for a minimum of 1 month from at the time of delivery.

"Inspection" in this Clause 11 and in Clause 7, Line 157, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), it applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

* Notes, it any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.  Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter tunnel markings.

13.  Buyers' default

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the Sellers shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

14.  Sellers' default as per Supplemental Agreement referenced in Clause 25

DELETED

15.  Buyers' representatives - See Clause 21

16.  Arbitration

a)*  DELETED

b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.

     The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

c)*  DELETED

* 16 a),16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clauses 17-25 both inclusive are deemed part of this agreement

This Charter Party is a computer generated copy of the "SALEFORM 1993" form printed by authority of Norwegian Shipbrokers' Association using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document which is not clearly visible, the text of the original approved document shall apply. Norwegian Shipbrokers' Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

                               ADDITIONAL CLAUSES
                 TO THE MEMORANDUM OF AGREEMENT - SALE FORM 1993
            DATED JANUARY 12, 2007 FOR M.V. 'I DUCKLING' (THE VESSEL)
              BETWEEN I DUCKLING CORPORATION, PANAMA (THE SELLERS)
                AND STAR BULK CARRIERS CORP. MARSHALL ISLANDS OR
                              NOMINEE (THE BUYERS)

CLAUSE 17

This sale is part of the sale and delivery of the following additional Motor
Vessels:

M.V. "A Duckling"
M.V. "B Duckling"
M.V. "C Duckling"
M.V. "F Duckling"
M.V. "G Duckling"
M.V. "J Duckling"
M.V. "Mommy Duckling"

registered in the respective ownership of the following Owners:

A Duckling Corporation, Panama
B Duckling Corporation, Panama
C Duckling Corporation, Panama
F Duckling Corporation, Panama
G Duckling Corporation, Panama
J Duckling Corporation, Panama
Mommy Management Corp., Panama

and all ultimately beneficially owned by TMT Co., Ltd., Taiwan ("TMT"). In the event that one or more of the above vessels are not delivered pursuant to their respective MOA's for any reason whatsoever, TMT hereby agrees and assumes the obligation to substitute the non-delivered vessel(s) with replacement tonnage pursuant and subject to the terms of the Supplemental Agreement referenced in Clause 25.

CLAUSE 18

This sale is subject to:

     i) STAR MARITIME ACQUISITION CORP. Delaware ("Star Maritime") a listed company in the AMEX being the parent company of the Buyers filing a definitive proxy/registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and such Registration Statement being declared effective by the SEC.

     ii) Star Maritime obtaining the requisite approval of its stockholders for the Merger (as defined in Supplemental Agreement referenced in Clause
          25) and the sale of the vessels provided for in the Supplemental Agreement referenced in Clause 25 at a duly convened stockholders' meeting.

CLAUSE 19

No dry-docking / however the Buyers have the right at Buyers' expense to carry out an under-water (defined as 'parts below the sea water line at time of divers inspection') inspection prior to or at the delivery port and the Sellers shall make the vessel available for such under-water inspection. Inspection of underwater parts shall be carried out by divers approved by the class with the presence of class surveyor and the Sellers/Buyers representatives. Such diver inspection shall be carried out in a manner acceptable to class surveyor. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near the delivery port.

In the event of any damage/s being found which lead to a recommendation by the classification society and immediate repairs are required, the Sellers shall then dry-dock the Vessel in accordance with clause 6 of the Norwegian Sale Form 1993, and Sellers shall repair same to class satisfaction. Cancelling date to be extended accordingly.

If damage/s are found which lead to a recommendation by the classification society, repair/s of which maybe be carried out by the Buyers at a later stage, as per classification society recommendation, then in lieu of Buyers taking delivery of the Vessel with said recommendation/s the Sellers shall pay to the Buyers the estimated repairing direct cost - this amount will be deducted from the purchase price on delivery.

This estimated repairing direct cost shall be the average cost of 2 quotations from reputable yards/repair shops at or near the delivery port, 1 obtained by Buyers and 1 obtained by Sellers determined in accordance with the cost of such repairs prevailing at the time of delivery of the Vessel, for repair works only without dry-docking costs and without costs of possible time lost, and in any case for the direct cost/s only.

It is understood that class shall be the sole arbiter in any matter under this Clause 19 affecting the Vessel's class.

The costs of class surveyor's fee and diver inspection will be for the Buyers' account.

CLAUSE 20

The Buyers are to pay extra for unused/unbroached lubricating oils in drums and designated storage tanks 'remaining on board' as per actual cost evidenced by net invoice prices including discounts. Also extra payment for bunkers 'remaining on board' at the Sellers' last paid prices (either bought in the open market or paid to last charterers).

CLAUSE 21

As from the Effective Date of Merger (as defined in the Supplemental Agreement referenced in Clause 25) Buyers shall have the right to place onboard up to a maximum of three (3) representatives until delivery as observers for familiarisation purposes only without interference to the Vessel's operation at Buyer's risk and expense. Representatives are to sign Sellers' indemnity form. Sellers shall assist where necessary in the application for visas for Buyer's ongoing representatives. Upon Vessel's arrival at the delivery port Buyers shall have the right to place on board three (3) more representatives on a daily basis up until delivery. Buyers representatives to have the right to communicate with their office / managers via the Vessel's communication means always at Buyers' cost. The Buyers' representatives shall have full access to Vessel's all non-private spaces, as well as to instruction books, plans, certificates, records, documents, plans, drawings and shall have the right to take photocopies of same but should not interfere with the Vessel's cargo discharge operations, if any.

CLAUSE 22

Sellers and Buyers to supply documentation which may be reasonably required and to be mutually agreed for the legal transfer of the Vessel and for her Marshall Islands registration under new flag and ownership (such list to form an addendum to the MOA).

At the time of delivery, in addition to other documents to be agreed per this clause, Buyers shall furnish Sellers with the following delivery documents:

(i)   Novation Agreement duly executed by Buyers;

(ii) Secretary's Certificate of Buyers authorizing this MOA, the Supplemental Agreement and the Novation Agreement in respect of the charter of the Vessel, together with incumbency certificates; and

(iii) Secretary's Certificate of each of Star Maritime and Star Bulk authorizing the Master Agreement, the Supplemental Agreement and this MOA, together with incumbency certificates.

At the time of delivery, in addition to other documents to be agreed per this clause, Sellers shall furnish Buyers with the following delivery documents:

(i)   Novation Agreement duly executed by Sellers and the charterer;

(ii) Secretary's Certificate of Sellers authorizing this MOA, the Supplemental Agreement and the Novation Agreement in respect of the charter of the Vessel, together with incumbency certificates; and

(iii) Secretary's Certificate of each of TMT authorizing the Master Agreement, the Supplemental Agreement and this MOA, together with incumbency certificates.

CLAUSE 23

Sellers warrant that on the date hereof and on the date of closing, the Vessel shall be entitled to trade worldwide within Institute Warranty Limits without restriction on limitation.

CLAUSE 24

All instruction books, drawings, plans and manuals, on board or ashore in owners/managers office that are in Sellers possession are to be delivered to the Buyers except ISM manuals and ship security plan. The Sellers to forward office set as soon as possible after delivery to the Buyer's office. All forwarding costs to be for Buyers account.

CLAUSE 25

This agreement is one of the "MOAs" referred to and defined in (i) that certain Supplemental Agreement dated the date hereof and executed and delivered concurrently herewith by and among Buyers, Star Maritime as the 100pct parent of the Buyers, and TMT, the 100pct parent of the Sellers and is incorporated herein by reference, and (ii) the Master Agreement dated the date hereof and executed and delivered concurrently herewith by TMT, Buyers and Star Maritime, and is incorporated by reference. If there is any inconsistency between the terms of this agreement and the terms of said Supplemental Agreement and/or said Master Agreement, the terms of said Supplemental Agreement and said Master Agreement shall control.

THE SELLERS                                 THE BUYERS

/s/ Nobu Su                                 /s/ Prokopios Tsirigakis
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